Exhibit 99.1


First Consulting Group - FCG - Announces Appointment of Douglas G. Bergeron to Board of Directors

   LONG BEACH, Calif.--(BUSINESS WIRE)--Aug. 5, 2004--First
Consulting Group, Inc. (Nasdaq:FCGI), a leading provider of outsourcing, consulting and systems implementation and integration to the health-related industries, today announced the appointment of Douglas G. Bergeron to its Board of Directors and Audit Committee. Mr.
Bergeron will serve a three year term until the 2007 Annual Meeting of Stockholders.
   Mr. Bergeron, age 43, has been chief executive officer of VeriFone, Inc. since Hewlett Packard sold the company in July 2001 and has led VeriFone through a significant and successful financial and cultural turnaround. Over the last decade, Mr. Bergeron has held a variety of CEO and other senior executive management positions in the information technology industry at Geac Computer Corporation and SunGard Data Systems, Inc. Mr. Bergeron received his BA in Computer Science from York University in 1983 and his MS in Systems Management from the University of Southern California in 1987. Mr. Bergeron also is a Director of the Multiple Sclerosis Society of Silicon Valley.
   Luther Nussbaum, FCG's chairman and chief executive officer, said, "We are extremely pleased to add an individual with Doug's intellect, knowledge and experience to the FCG board. Doug is a very successful business leader and we look forward to his immediate contributions on the Board to help with our growth and success. Doug is now the third independent board member we have added in the last eighteen months and all three members have brought a strong skill set and experience base to the FCG Board."

   About FCG

   FCG is a leading provider of outsourcing, consulting, systems implementation and integration for healthcare, pharmaceutical, and other life sciences organizations throughout North America, Europe and Asia. Through combinations of onsite, off-site and offshore outsourced services, FCG provides low cost, high quality offerings to improve its clients' performance. The firm's consulting and integration services increase clients' operations effectiveness with and through information technology, resulting in reduced costs, improved customer service, enhanced quality of patient care, and more rapid introduction of new pharmaceutical compounds. For more information about FCG, visit www.fcg.com or call 800-345-0957.

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    CONTACT: First Consulting Group
             Luther J. Nussbaum, 562-624-5221
             lnussbaum@fcg.com
             Chuck McBride, 562-624-5300
             cmcbride@fcg.com
             Thomas A. Reep, 562-624-5250
              treep@fcg.com